Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-62478 of Office Depot, Inc. on Form S-3 and Registration Statements No. 333-45591, No. 333-59603, No. 333-63507, No. 333-68081, No. 333-69831, No. 333-41060, No. 333-80123, No. 333-90305 and No. 333-123527 on Forms S-8 of our reports dated February 25, 2008 relating to the consolidated financial statements and the consolidated financial statement schedules of Office Depot, Inc. and the effectiveness of Office Depot’s internal control over financial reporting appearing in this Annual Report on Form 10-K of Office Depot, Inc. for the year ended December 29, 2007.
/s/DELOITTE & TOUCHE LLP
Certified Public Accountants
Fort Lauderdale, Florida
February 25, 2008